Exhibit 99.1

Samsung Electronics Completes Acquisition of HARMAN

SEOUL, Korea and STAMFORD, Conn., March 10, 2017 – Samsung Electronics Co., Ltd. (KRX: 005930) (“Samsung”) today announced it has completed the previously announced acquisition of Harman International Industries, Incorporated (“HARMAN”). Under the terms of the merger agreement, HARMAN stockholders will receive $112.00 per share in cash. The completion follows the satisfaction of all conditions to the closing of the transaction, including approval of the transaction by HARMAN stockholders and receipt of all necessary regulatory approvals in the United States and certain foreign jurisdictions.

“Today is a historic moment for us. The close of this transaction opens the door to create substantial growth opportunities and deliver greater benefits for customers worldwide,” said Young Sohn, President and Chief Strategy Officer of Samsung Electronics, and Chairman of the Board, HARMAN. “We see transformative opportunities in the car – and a future which seamlessly connects lifestyle across automotive, home, mobile and work. Samsung’s and HARMAN’s leadership in these spaces perfectly positions Samsung to be the preferred partner to our OEM customers. In addition, bringing together HARMAN’s iconic audio brands and capabilities paired with Samsung’s leading display technologies will deliver enhanced audio and video experiences to consumers and professional end markets. And most importantly, we are enthusiastic about our common vision, the similarities in our culture of innovation, and the added value we can create for customers. We look forward to working with all of HARMAN’s employees to execute on our vision.”

“We are excited to have completed the transaction, which provides compelling cash value to our stockholders, benefits our customers and provides new opportunities for our employees,” said Dinesh Paliwal, HARMAN President and CEO. “Samsung shares our commitment to our customers and our culture of speed, innovation and execution. Samsung provides HARMAN with the scale, platform and complementary technologies to accelerate growth and extend our global market leadership in automotive, smart audio and connected technologies. Recognizing the importance of partnerships in an increasingly connected world, particularly in automotive, we are poised to leverage our combined teams and resources to produce even greater value for our customers. Working closely with automakers and other technology companies, Samsung and HARMAN will define – and drive – the future of automotive.”

In connection with the completion of the transaction, HARMAN’s common stock will cease trading prior to market open on March 13, 2017 and will be delisted from the New York Stock Exchange. HARMAN will operate as a standalone Samsung subsidiary, overseen by a Board of Directors led by Mr. Sohn. Mr. Paliwal will remain CEO of HARMAN, leading the Company with his management team, and will continue to serve as a member of its Board. Samsung is retaining HARMAN’s work force, headquarters and facilities, as well as all of its consumer and professional audio brands.

About Samsung Electronics Co., Ltd.

Samsung inspires the world and shapes the future with transformative ideas and technologies. The company is redefining the worlds of TVs, smartphones, wearable devices, tablets, digital appliances, network systems, and semiconductor and LED solutions. For the latest news, please visit the Samsung Newsroom at news.samsung.com.

About HARMAN

HARMAN (harman.com) designs and engineers connected products and solutions for automakers, consumers, and enterprises worldwide, including connected car systems, audio and visual products, enterprise automation solutions; and connected services. With leading brands including AKG®, Harman Kardon®, Infinity®, JBL®, Lexicon®, Mark Levinson® and Revel®, HARMAN is admired by audiophiles, musicians and the entertainment venues where they perform around the world. More than 25 million automobiles on the road today are equipped with HARMAN audio and connected car systems. The Company’s software services power billions of mobile devices and systems that are connected, integrated and secure across all platforms, from work and home to car and mobile. HARMAN has a workforce of approximately 30,000 people across the Americas, Europe, and Asia.

Investor Contacts:

For Samsung

Oh-Hyung Kwon

+82 (0) 2-2255-8134

ohhyung.kwon@samsung.com

Media Contacts:

For Samsung

Jim Barron or Devin Broda

Sard Verbinnen & Co

1-212-687-8080

SamsungMedia@sardverb.com

For HARMAN

Jamie Moser, Andrew Siegel or Joseph Sala

Joele Frank, Wilkinson Brimmer Katcher

1-212-355-4449